Exhibit 10.6b

DEFINITIVE SETTLEMENT AGREEMENT AND GENERAL RELEASE

Pursuant to the September 10, 2003 executed Agreement in Principle, the parties hereto hereby agree to settle all of the lawsuits and disputes between Magic Media Networks, Inc., a Delaware corporation ("Magic"); Dr. H. K. Terry; La Jolla Cove Investors, Inc., a California corporation ("La Jolla"); Mr. Travis Huff; Mr. Alan L. Atlas; and their respective agents, representatives, subsidiaries, and affiliates ("Settling Parties") on the following terms and conditions:

1.         Within ten (10) days after the execution of this Definitive Settlement Agreement and General Release ("Agreement"), Magic will dismiss with prejudice its lawsuit against La Jolla in the United States District Court for the Southern District of California (Case No. 03CV 00564BTM).

2.         Within ten (10) days after the execution of this Agreement, Magic, and Dr. H. K. Terry will dismiss with prejudice their lawsuit against La Jolla, Mr. Travis Huff, and Mr. Alan Atlas in the United States District Court for the Southern District of Florida (Case No. 03CIV 60475).

3.1       Magic and Dr. H. K. Terry hereby forever release and discharge La Jolla, Mr. Travis Huff, and Mr. Alan L. Atlas, and each and every one of their past, present, and future officers, directors, members, employees, agents, affiliates, subsidiaries, parents, attorneys, representatives, successors, and predecessors (collectively, the "La Jolla Releasees") and all actions, causes of action, suits, complaints, claims, liabilities, obligations, promises, contracts, disputes, controversies, costs, damages, losses, debts, liabilities, demands, and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, that Magic and Dr. H. K. Terry ever had, now have, or hereafter may have against the La Jolla Releasees, including, but not limited to, those that arise from, relate to, or that are asserted or could have been asserted in the two lawsuits referred to in paragraphs 1 and 2 above; including, but not limited to, all of their obligations under the Financing Documents (i.e., the September 24, 2002 $300,000 7¾% Convertible Debenture; the September 24, 2002 Warrant to Purchase Common Stock; the September 24, 2002 Registration Rights Agreement; the September 24, 2002 Securities Purchase Agreement; and the October 2, 2002 Mortgage and Security Agreement).

3.2       Magic and Dr. H. K. Terry represent that they are aware of the provisions of Section 1542 of the California Civil Code, which reads:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Magic and Dr. H. K. Terry expressly, knowingly, and voluntarily waive and relinquish any and all rights they may have under the provisions of Section 1542 of the California Civil Code and under any state or federal statute of similar import.  In waiving the provisions of Section 1542 and any similar state or federal statute, Magic and Dr. H. K. Terry acknowledge that they may hereafter discover facts in addition to or different from those which they now believe to be true with respect to the above two referenced lawsuits, but agree that they have taken that responsibility into  account in entering into this Agreement and that the Agreement given herein shall be, and remain, in effect as a full, complete, and general release, notwithstanding the discovery or existence of any such additional or different facts.

3.3       La Jolla, Mr. Travis Huff, and Mr. Alan L. Atlas hereby forever release and discharge Magic and Dr. H. K. Terry, and each and every one of their past, present, and future officers, directors, members, employees, agents, affiliates, subsidiaries, parents, attorneys, representatives, successors, and predecessors (collectively, the "Magic Releasees") and all actions, causes of action, suits, complaints, claims, liabilities, obligations, promises, contracts, disputes, controversies, costs, damages, losses, debts, liabilities, demands, and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, that La Jolla, Mr. Travis Huff, and Mr. Alan L. Atlas ever had, now have, or hereafter may have against the Magic Releasees, including, but not limited to, those that arise from, relate to, or that are asserted or could have been asserted in the two lawsuits referred to in paragraphs 1 and 2 above; including, but not limited to, all of their obligations under the Financing Documents (i.e., the September 24, 2002 $300,000 7¾% Convertible Debenture; the September 24, 2002 Warrant to Purchase Common Stock; the September 24, 2002 Registration Rights Agreement; the September 24, 2002 Securities Purchase Agreement; and the October 2, 2002 Mortgage and Security Agreement).

3.4       La Jolla, Mr. Travis Huff, and Mr. Alan L. Atlas represent that they are aware of the provisions of Section 1542 of the California Civil Code, which reads:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

La Jolla, Mr. Travis Huff, and Mr. Alan L. Atlas expressly, knowingly, and voluntarily waive and relinquish any and all rights they may have under the provisions of Section 1542 of the California Civil Code and under any state or federal statute of similar import.  In waiving the provisions of Section 1542 and any similar state or federal statute, La Jolla, Mr. Travis Huff, and Mr. Alan L. Atlas acknowledge that they may hereafter discover facts in addition to or different from those which they now believe to be true with respect to the above two referenced lawsuits, but agree that they have taken that responsibility into the account in entering into this Agreement and that the Agreement given herein shall be, and remain, in effect as a full, complete, and general release, notwithstanding the discovery or existence of any such additional or different facts.

4.         Upon execution of this Agreement, La Jolla will advance to Magic $18,393.56 (by means of a $10,000 check payable to David Kahn and a $8,393.56 check payable to Magic), which amount is included in the $300,000 Promissory Note referred to in numbered 5 paragraph herein.

5.         In lieu of the September 24, 2002 Convertible Debenture, and as a novation thereof, the Settling Parties agree that a new Promissory Note (Exhibit A attached hereto) will be executed by Magic, payable to La Jolla in the amount of $300,000, with interest at 7¾% per annum from October 15, 2002 through August 15, 2003 (and at 6¾% per annum thereafter) payable on April 24, 2005 ("Note").  All interest set forth herein shall accrue, but shall not be payable to La Jolla until the April 24, 2005 maturity date of the Note. $280,000 of the $300,000 principal shall be deemed to have interest accrued thereon from October 15, 2002 through August 15, 2003 at 7¾% per annum, and thereafter at 6¾% per annum; less the interest already paid by Magic to La Jolla of $2,389.58 on December 5, 2002, $1,937.50 on December 23, 2002, and $1,937.50 on January 16, 2003.  In addition, interest at 7¾% per annum will accrue to La Jolla on $1,606.44 from June 12, 2003 through August 15, 2003, and at 6¾% per annum thereafter on both the $1,606.44 and on the $18,393.56 advance from the date of execution of this Agreement.  The only event of default under the Note shall be Magic's failure to pay at the April 24, 2005 maturity date all of the above accrued interest and the $300,000 principal.

6.         In lieu of the October 2, 2002 Mortgage and Security Agreement, and as a novation thereof, the Settling Parties agree that an amended first mortgage (Exhibit B attached hereto) will be executed by Dr. H. K. Terry, on the same property covered by the previous Mortgage and Security Agreement.  The mortgage shall secure Magic's above financial obligations to pay to La Jolla the $300,000 principal and the above accrued interest at the April 24, 2005 maturity date.  The only event of default under the Mortgage shall be Magic's failure to pay at the April 24, 2005 maturity date all of the above accrued interest and/or the $300,000 principal.

7.1       The Settling Parties agree that a "warrant" (Exhibit C attached hereto) will be granted by Magic to La Jolla for 10,000,000 common shares of Magic, exercisable for a period of two (2) years from the execution date of this Agreement, at a price equal to the greater of (a) 85% of the average of the 5 lowest volume weighted average prices in the prior 20 trading days before the date of exercise, or (b) $0.25 per share.  Even though the Settling Parties refer to this document as a "warrant", La Jolla agrees that (subject to the terms and conditions of such "warrant") La Jolla will exercise such "warrant" if and when (a) the market price of Magic's common stock pursuant to the above formula equals $0.29 or more per share, (b) La Jolla's "piggy-back" rights have been declared "effective" by the S.E.C., and (c) in an amount at least equal to 10% of the volume of Magic's common shares that trade at a price of $0.29 or more per share, excluding block trades of 50,000 shares or more.

7.2.      La Jolla shall have "piggy-back" rights for the above 10,000,000 shares on any Registration Statement that Magic files with the S.E.C. during a period of two (2) years from the execution date of the Definitive Agreement.

8.                  The Settling Parties represent and warrant that they have not heretofore assigned, transferred, hypothecated, pledged, or granted, or purported to assign, hypothecate, pledge, or grant to any person, firm, corporation, trust, association, or other entity the claims, or any part thereof, released by this Agreement.

9.                  The Settling Parties represent and warrant that they have read and understand this Agreement and that this Agreement is executed voluntarily and without duress or undue influence on the part of or on behalf of any party hereto.  The Settling Parties hereby acknowledge that they have been represented in the negotiations and in the preparation of this Agreement by counsel of their own choice, and they (and, in the case of the corporate Settling Parties hereto, the officers executing this Agreement) have had it fully explained to them by such counsel, and that they are fully aware of the contents of this Agreement and of the legal effect of each and every provision thereof.  Each of the officers executing this Agreement on behalf of his or her respective company, corporation, or association is empowered to do so and thereby binds his or her respective company, corporation, or association.

10.              The Settling Parties represent that all authorizations, consents, and approvals that are conditions precedent to the authority of such party to execute this Agreement have been obtained.

11.              This Agreement shall inure to the benefit of, and shall be binding upon, the Settling Parties, and each of them, and their respective officers, directors, members, employees, agents, affiliates, subsidiaries, parents, stockholders, attorneys, representatives, successors, predecessors, heirs, and assigns.

12.              This Agreement constitutes the entire agreement and understanding concerning the subject matter of this Agreement among the Settling Parties, and supersedes any prior and contemporaneous oral and written agreements, negotiations, and discussions.  The Settling Parties acknowledge that no other party has made any promise, representation, or warranty whatsoever, express or implied, not contained here, concerning the subject matter hereof, to induce him, her, or it to execute this instrument, and each acknowledges that he, she, or it shall not execute this instrument in reliance on any such promise, representation, or warranty not contained in this Agreement.  This instrument may be amended only by an agreement in writing signed by all of the Settling Parties.

13.              This Agreement shall in all respects be interpreted, enforced, and governed by the laws of the State of California.

14.              The Settling Parties agree to cooperate and execute any further documents and take such additional action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

15.              The Settling Parties agree that this Agreement is the result of a compromise and shall never at any time or for any purpose be considered as an admission of liability or responsibility on the part of any party.

16.              This Agreement is the result of mutual negotiations among the Settling Parties represented by counsel.  The rule of contract construction that an agreement shall be construed against the drafter thereof shall have no application to this Agreement.

17.              In the event any provision of this Agreement is held to be unenforceable or invalid,  the remaining provisions shall nevertheless be given full effect, unless the ineffectiveness or invalidity of one or more of the provisions would result in a failure of consideration or materially alter the benefits intended hereby.

18.              No provision hereof may be waived unless in writing signed by all of the Settling Parties.  Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein.

19.              Should any action be required or undertaken to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover all costs and/or expenses, including attorneys' fees, incurred thereby.

20.              This Agreement may be executed in two or more counterparts and all so executed shall constitute one Agreement, binding upon all of the Settling Parties, notwithstanding that all of the Settling Parties have not executed the original or the same counterpart.  The exchange of facsimile signatures shall constitute evidence of due execution of this Agreement.

/s/ Alan L. Atlas                     10/22/03                    /s/ David L. Kahn,               9/25/03

Alan L. Atlas,                         Date                          David L. Kahn,                   Date
Attorney for the Defendants                                     Attorney for the Plaintiffs

La Jolla Cove Investors, Inc.,                                        Magic Media Networks, Inc.
A California corporation                                               A Delaware corporation

By    /s/ Travis Huff                        10/24/03              By   /s/ Gordon Scott Venters             10/20/03

Date                                                                          Date

/s/ Alan L. Atlas                             10/22/03                     /s/ Dr. H. K. Terry                 10/20/03
Mr. Alan L. Atlas                        Date                       Dr. H. K. Terry                           Date

/s/ Travis Huff                                10/24/03
Mr. Travis Huff                           Date